UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                      Commission File Number: 333-17795-01


                         Waterford Gaming Finance Corp.
                       ---------------------------------
             (Exact name of registrant as specified in its charter)


       914 Hartford Turnpike, P.O. Box 715, Waterford, Connecticut 06385
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(Address,         including zip code, and telephone number, including area code, of registrant's principal executive offices)


             9.50% Senior Notes due 2010 (CUSIP No. 941388AD2, 941388AEO)
                                       and
      8.625% Senior Note due 2012 (CUSIP 941388AF7, 941388AG5, U94142AB9)
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            (Title of each class of securities covered by this Form)


                                      None
                                     ------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                  Rule 12g-4(a)(1)(i) [X] Rule 12g-4(a)(1)(ii) [ ] Rule
                  l2g-4(a)(2)(i) [ ] Rule l2g-4(a)(2)(ii) [ ] Rule
                  12h-3(b)(1)(i) [ ] Rule 12h-3(b)(1)(ii) [ ] Rule
                  l2h-3(b)(2)(i) [ ] Rule l2h-3(b)(2)(ii) [ ] Rule 15d-6 [ ]


Approximate number of holders of record as of the certification or notice date:
One
----

Pursuant to the requirements of the Securities Exchange Act of 1934 Waterford Gaming Finance Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: June 18, 2003                 By: /s/ Len Wolman, Chief Executive Officer